Exhibit (a)(1)(M)

Press release

This announcement is not an offer, whether directly or indirectly, in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction. Shareholders not resident in Sweden or the United States who wish to accept the Offers (as defined below) must make inquiries concerning applicable legislation and possible tax consequences. Shareholders should refer to the offer restrictions included in the section titled “Important notice” at the end of this announcement and in the Offer to Purchase (as defined below) which has been published on the website for the Offers (www.atlas-investissement.com/en/offers). United States shareholders should refer to the section titled “Important Information” and “Special Notice to Shareholders in the United States” at the end of this announcement.

Atlas Luxco S.à r.l. increases the price to USD 25.75 per common share and per SDR in its public offers to the shareholders of Millicom International Cellular S.A.

August 2, 2024, Luxembourg // On July 1, 2024, Atlas Luxco S.à r.l. 1 (“Atlas” or the “Purchaser”), a subsidiary of Atlas Investissement S.A.S.1, announced separate but concurrent public offers in Sweden (the “Swedish Offer”) and the United States (the “US Offer”, and together with the Swedish Offer, the “Offers”) to the shareholders in Millicom International Cellular S.A. 2 (“Millicom” or the “Company”) to tender all of their common shares, with nominal value USD 1.50 per share (each, a “Common Share,” and collectively, the “Common Shares”), including Swedish Depositary Receipts representing Common Shares (each Swedish Depositary Receipt represents one Common Share) (each, an “SDR” and collectively, the “SDRs,” and together with the Common Shares, the “Shares”) in Millicom 3 to Atlas. Today, Atlas increases the price in the Offers (the “Offer Price”) to USD 25.75 per Common Share and USD 25.75 per SDR (the “Revised Offers”). Holders of Common Shares and SDRs will collectively be referred to herein as “Shareholders.”

Key Highlights

•	Atlas increases the Offer Price from USD 24.00 per Common Share and USD 24.00 per SDR [4] to USD 25.75 per Common Share and USD 25.75 per SDR [5], representing an 7.3 per cent increase over Atlas’ initial price in the Offers, which Atlas views as compelling.
•	Atlas is making this price increase today as it is the last day on which such increase is not having an impact on the Offers’ timetable.
•	At USD 25.75 per Common Share and per SDR, Atlas is providing even more value to the Shareholders. It represents:

o	the highest share price for the Shares reached by Millicom over the last two years until May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company) [6];

1  Atlas Luxco S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Luxembourg with corporate registration number B274990 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg), is a subsidiary of Atlas Investissement S.A.S., a simplified joint-stock company (société par actions simplifiée), having its registered office at 16 Rue de la Ville-l’Évêque, FR-75008 Paris, France, with corporate registration number 908 070 188 with the Paris Trade and Companies Registry (R.C.S Paris) (the “Parent”). The Parent is a majority owned subsidiary of NJJ Holding S.A.S., a simplified joint -stock company (société par actions simplifiée) domiciled in Paris, France, wholly owned by Xavier Niel (Atlas Luxco S.à r.l., Atlas Investissement S.A.S., NJJ Holding S.A.S. and Xavier Niel are together referred to as the “Purchaser Group”).

2 Millicom International S.A., a public limited liability company (société anonyme) existing under the laws of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, with corporate registration number B40630 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg).

3 Excluding Common Shares and/or SDRs held in treasury by Millicom. As of the date of the announcement of the Offers, Millicom held 840,641 Common Shares and/or SDRs in treasury. As of July 5, 2024, Millicom held 821,489 Common Shares and/or SDRs in treasury.

4 Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

5 Corresponding to SEK 273.24 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

6 On May 23, 2024, in response to the market speculation, the Parent announced through a press release that it was exploring a potential all-cash tender offer for Millicom securities.

o	a 27.5 per cent premium compared to the volume weighted average trading price for the Shares during the last 90 calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company) (versus a 18.8 per cent premium based on the initial price in the Offers); and
o	a 36.4 per cent premium compared to the volume weighted average trading price for the Shares during the last 180 calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company) (versus a 27.1 per cent premium based on the initial price in the Offers) [7].

•	Thus, such increase provides more value to all Shareholders wishing to tender their Shares and, in particular, allows Shareholders who have bought Shares since May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company), to make a profit.

The Revised Offers

Consideration

On July 1, 2024, Atlas, a subsidiary of the Parent, announced separate but concurrent public offers in Sweden and the United States to the Shareholders of Millicom to tender all of their Common Shares and SDRs in Millicom 8 to Atlas at a price of USD 24.00 per Common Share and USD 24.00 per SDR 9. The Board of Managers of Atlas has resolved to increase the Offer Price in the Offers to USD 25.75 per Common Share and USD 25.75 per SDR 10.

Shareholders who have already tendered their Common Shares at USD 24.00 per Common Share or their SDRs at USD 24.00 per SDR will automatically benefit from the increased Offer Price of USD 25.75 per Common Share and per SDR without taking any further action.

If, prior to the settlement of the Revised Offers, Millicom distributes dividends or in any other way distributes or transfer value to its Shareholders, the Offer Price in the Revised Offers will be adjusted accordingly.

Premium

In the US Offer, the Offer Price in the Revised Offers represents a premium of 11:

•	9.2 per cent compared to the closing price of the Common Shares of USD 23.6 on May 22, 2024 (the last day of trading prior to market speculation [12] regarding a potential public offer for the Company); [13]
•	25.8 per cent compared to the volume weighted average trading price of USD 20.5 for the Common Shares during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);
•	33.5 per cent compared to the volume weighted average trading price of USD 19.3 for the Common Shares during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and
•	47.0 per cent compared to the volume weighted average trading price of USD 17.5 for the Common Shares during the last three hundred sixty-five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

7 The blended share price premium is calculated using the daily volume-weighted average share prices of the Common Shares on Nasdaq US and the SDRs on Nasdaq Stockholm expressed in USD, with the SDR price converted from SEK to USD using the daily SEK/USD exchange rate.

8 Excluding Common Shares and/or SDRs held in treasury by Millicom. As of the date of the announcement of the Offers, Millicom held 840,641 Common Shares and/or SDRs in treasury. As of July 5, 2024, Millicom held 821,489 Common Shares and/or SDRs in treasury.

9 Corresponding to SEK 254.67 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

10 Corresponding to SEK 273.24 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024. The Offer Price per SDR in SEK that will be paid to the holders of SDRs will be set based on the USD/SEK exchange rate as close to the settlement date as the Purchaser is able.

11 Source for Millicom’s Common Share prices: Nasdaq US.

12 On May 23, 2024, in response to the market speculation, the Parent announced through a press release that it was exploring a potential all-cash tender offer for Millicom securities.

13 Representing a premium of 4.9 per cent compared to the closing price of the Common Shares of USD 24.6 on June 28, 2024 (the last day of trading prior to the announcement of the Offers).

14 Based on the increased Offer Price of USD 25.75 per SDR, corresponding to SEK 273.24 per SDR, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

15 Source for Millicom’s SDR prices: Nasdaq Stockholm.

In the Swedish Offer, the Offer Price in the Revised Offers 14 represents a premium of: 15

•	8.6 per cent compared to the closing price of the SDRs of SEK 251.6 on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); [16]
•	28.1 per cent compared to the volume weighted average trading price of SEK 213.4 for the SDRs during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);
•	38.7 per cent compared to the volume weighted average trading price of SEK 197.0 for the SDRs during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and
•	47.5 per cent compared to the volume weighted average trading price of SEK 185.3 for the SDRs during the last three hundred sixty-five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

On a blended basis to illustrate one premium for both Offers, the Offer Price in the Revised Offers represents a premium of: 17

•	27.5 per cent compared to the volume weighted average trading price of USD 20.2 for the Shares during the last ninety (90) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company);
•	36.4 per cent compared to the volume weighted average trading price of USD 18.9 for the Shares during the last one hundred eighty (180) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company); and
•	47.9 per cent compared to the volume weighted average trading price of USD 17.4 for the Shares during the last three hundred sixty-five (365) calendar days ended on May 22, 2024 (the last day of trading prior to market speculation regarding a potential public offer for the Company).

The total value of the Revised Offers

The Revised Offers value Millicom, based on all outstanding 171,274,816 18 Shares, at approximately USD 4.4 billion. The total value of the Revised Offers, based on the 121,308,082 19 outstanding Shares in Millicom, which are not directly or indirectly owned by Atlas or its closely related parties, amounts to approximately USD 3.1 billion 20.

Timetable

The acceptance period (the “Offer Period”) expires at one minute after 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on August 16, 2024, unless the Offer Period is extended (the end of the Offer Period, as may be extended, the “Expiration Time”) . Atlas expects to pay for Common Shares and SDRs tendered into the Offers as soon as possible in accordance with the applicable Takeover rules for Nasdaq Stockholm and Nordic Growth Market NGM (the “ Swedish Takeover Rules”) after the Expiration Time; provided that Atlas has announced that all of the conditions for completion of the Offers have been satisfied or waived. Provided that such announcement takes place no later than August 19, 2024, settlement for SDRs is expected to be initiated on or around August 29, 2024.

The Purchaser reserves the right to extend the Offer Period as well as to postpone the settlement date. If the Swedish Offer is extended in accordance with Swedish law, the US Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the Swedish Offer. If the US Offer is extended in accordance with US law, the Swedish Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the US Offer.

16 Representing a premium of 5.9 per cent compared to the closing price of the SDRs of SEK 258.0 on June 28, 2024 (the last day of trading prior to the announcement of the Offers).

17 The blended share price premium is calculated using the daily volume-weighted average share prices of the Common Shares on Nasdaq US and the SDRs on Nasdaq Stockholm expressed in USD, with the SDR price converted from SEK to USD using the daily SEK/USD exchange rate.

18 Based on 172,096,305 issued Common Shares in Millicom, less 821,489 Common Shares and/or SDRs held in treasury by Millicom.

19 Based on 172,096,305 issued Common Shares in Millicom, less 821,489 Common Shares and/or SDRs held in treasury by Millicom and 49,966,734 SDRs held by the Purchaser.

20 Corresponding to approximately SEK 33.1 billion, based on an illustrative USD/SEK exchange rate of 10.6 as of June 28, 2024.

21 Each SDR represents one Common Share in Millicom.

22 Based on 172,096,305 issued Common Shares in Millicom.

Atlas’ shareholding in Millicom

As of the date of the announcement of the Offers, Atlas held 49,966,734 Shares (composed entirely of SDRs) 21 in Millicom, corresponding to approximately 29.03 22 per cent of the share capital and the total number of votes in Millicom. Atlas is an affiliate (as defined under US federal securities laws) of Millicom.

Apart from the above, neither Atlas nor any of its closely related companies or closely related parties owned or controlled any Shares in Millicom, nor any financial instruments that give financial exposure equivalent to holding Shares in Millicom, prior to the announcement of the Offers. Neither has Atlas nor any of its closely related parties acquired any Shares in Millicom or other financial instruments that give financial exposure equivalent to holding Shares in Millicom outside the Offers.

To the extent permissible under applicable laws and regulations, Atlas and its closely related companies or closely related parties may acquire, or take measures to acquire, Shares in other ways than through the Offers. Information about such acquisitions of Shares, or measures to acquire Shares, will be disclosed in accordance with applicable laws and regulations.

Supplement to the Offer to Purchase

An offer document regarding the Offers was made public on July 1, 2024 (the “Offer to Purchase”). 23 In connection with the Swedish Offer a supplement to the Offer to Purchase was made public on July 23, 2024. In connection with the US Offer, an amendment to the combined Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO (which includes the Offer to Purchase) was filed with the Securities and Exchange Commission (the “SEC”) and made public on July 18, 2024.

In connection with the Swedish Offer, an additional supplement to the Offer to Purchase, that includes the contents of this press release, the press release issued by Millicom on July 31, 2024, regarding Millicom’s potential acquisitions in Colombia, the press release issued by Millicom on August 1, 2024, announcing that Millicom has entered into an agreement with Liberty Latin America Ltd. to combine operations in Costa Rica and Millicom’s earnings release and interim report for the period January 1, 2024 – June 30, 2024 which is expected to be made public by Millicom on August 2, 2024, will be submitted to the Swedish Financial Supervisory Authority (Sw. Finansinspektionen ) (“SFSA”) for approval and be published by Atlas. In connection with the US Offer, a second amendment to the combined Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO is expected to be filed with the SEC today on August 2, 2024.

Other information

Except for the increased Offer Price, the terms and conditions of the Offers are unchanged. Thus, all other terms and conditions remain unaltered for the Revised Offers, including the conditions for completion of the Offers and provisions set out for the Offers. For more information, refer to the Offer to Purchase and, in relation to the Swedish Offer, the supplement to the Offer to Purchase and, in relation to the US Offer, the amendment.

The Millicom Non-Executive Director Thomas Reynaud is the Chief Executive Officer and member of the Board of Directors of Iliad Group, 24 the Millicom Non-Executive Director Aude Durand is the Deputy Chief Executive Officer of Iliad Holding and Iliad Group and the Millicom Non -Executive Director, President and Chief Operating Officer Maxime Lombardini is the Vice-Chairman of the Board of Directors of Iliad Group. Thomas Reynaud, Aude Durand and Maxime Lombardini have taken part and participated in the preparation of Millicom’s interim report for the period January 1, 2024 – June 30, 2024, which is expected to be made public by Millicom on August 2, 2024. The interim report will be included in the supplement to the Offer to Purchase that will be submitted to the SFSA for approval and be published by Atlas. As previously disclosed, Thomas Reynaud, Aude Durand and Maxime Lombardini have a conflict of interest pursuant to Rule II.18 of the Swedish Takeover Rules. For this reason, they have not participated, and will not participate, in Millicom’s handling of matters regarding the Offers.

About Atlas Investissement

Atlas Investissement is a majority owned subsidiary of NJJ Holding, an investment vehicle wholly owned by Xavier Niel, a recognised entrepreneur and major long-term investor in the telecoms sector across several European and African markets. Xavier Niel is also the owner of the Iliad Group. NJJ Holding is an investor in telecom assets with presence in Switzerland, Ireland, Monaco, Cyprus, Malta, Sweden and the Baltics, while Iliad Group is one of the leading telecom providers present in France, Italy, Poland, Sweden and the Baltics.

23 The Offer to Purchase is prepared in English only in accordance with a language exemption granted by the Swedish Financial Supervisory Authority in respect of the requirement to prepare the Offer to Purchase in the Swedish language. As an effect, this press release, supplements and any subsequent press releases and other communication concerning the Offers will be prepared only in the English language.

24 Xavier Niel, the owner of NJJ Holding S.A.S. which is the parent company of the Parent, is also the owner of Iliad Group.

Information about the Offers and the Revised Offers:

Information about the Offers and the Revised Offers is made available at:

www.atlas-investissement.com/en/offers

For additional information, please contact:

Cornelia Schnepf, FinElk

Cornelia.Schnepf@finelk.eu

+44 7387 108 998

Louise Tingström, FinElk

Louise.tingstrom@finelk.eu

+44 7899 066 995

For administrative questions regarding the Swedish Offer, please contact your bank or the nominee registered as holder of your SDRs.

The information was submitted for publication on August 2, 2024 at 07.45 a.m. (CEST).

Important information:

In the US Offer, this communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Millicom. It is also not a substitute for the Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO that Atlas filed with the SEC on July 1, 2024, and the subsequent amendment thereto filed on July 18, 2024. Millicom has also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the US Offer on July 15, 2024. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND BE CONSIDERED BY MILLICOM’S SECURITYHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS. The Tender Offer Statement, Rule 13e-3 Transaction Statement and the Solicitation/Recommendation Statement have been made available to Millicom’s investors and security holders free of charge. A free copy of the Tender Offer Statement, Rule 13e-3 Transaction Statement and the Solicitation/Recommendation Statement are available to all of Millicom’s investors and security holders by visiting Atlas’ website at www.atlas-investissement.com/en/offers. In addition, the Tender Offer Statement, Rule 13e-3 Transaction Statement and the Solicitation/Recommendation Statement (and all other documents filed by Millicom with the SEC) are available at no charge on the SEC’s website (www.sec.gov). MILLICOM’S INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT, RULE 13E-3 TRANSACTION STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY ATLAS OR MILLICOM WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFERS. THESE MATERIALS CONTAIN OR WILL CONTAIN, AS APPLICABLE, IMPORTANT INFORMATION ABOUT THE OFFERS, ATLAS AND MILLICOM.

Cautionary Note Regarding Forward-Looking Statements

This announcement and other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements,” including statements regarding the Purchaser Group, any member of the Purchaser Group’s future prospects, developments and business strategies, timing and completion of the Offers, compelling value of the Offers and the Offer Price, purpose of the Offers, future performance, plans, growth and other trend projections and other benefits of the Offers, certainty of the Offers and the potential to satisfy the conditions for completion of the Offers, regulatory approvals required for completion of the Offers, the possibility that competing offers will be made, potential adverse reactions or changes to business relationships as a result of the Offers and costs, charges or expenses relating to the Offers. These statements may generally, but not always, be identified by the use of words such as “anticipates,” “intends,” “expects,” “believes,” or similar expressions.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on assumptions and circumstances that may occur in the future. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, many of which are outside the control of Atlas, the Purchaser Group and Millicom, including changes in domestic and foreign economic and market conditions; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the Offers, may not materialize as expected; the Offers not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Millicom’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the Offers; the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all and other risk factors listed in Millicom’s most recent annual report on Form 20-F. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements.

Any forward-looking statements made herein speak only as of the date on which they are announced, and you should not rely on these forward-looking statements as representing Atlas’ or the Purchaser Group’s views as of any date after today. Except as required by the Swedish Takeover Rules or applicable law or regulation, Atlas and the Purchaser Group expressly disclaims any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in this announcement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that Atlas, the Purchaser Group or Millicom have made or may make.

Important notice

The Offers are not being made, directly or indirectly, in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction, by use of mail or any other communication means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex, telephone and the internet) of interstate or foreign commerce, or of any facility of national securities exchange or other trading venue, of Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction, and the Offers cannot be accepted by any such use or by such means, instrumentality or facility of, in or from, Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction. Accordingly, this press release or any documentation relating to the Offers are not being and should not be sent, mailed or otherwise distributed or forwarded in or into Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction.

This press release is not being, and must not be, sent to shareholders with registered addresses in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia. Banks, brokers, dealers and other nominees holding shares for persons in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia must not forward this press release or any other document received in connection with the Offers to such persons.

The Offers, the information and documents contained in this press release are not being made and has not been produced by, and has not been approved by, an “authorised person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”). The communication of the information and documents or materials contained in this press release to persons in the United Kingdom is exempt from the restrictions on financial promotions in section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire shares in a body corporate and the object of the transaction may reasonably be regarded as being the acquisition of day-to-day control of the affairs of that body corporate, or to acquire fifty (50) per cent or more of the voting shares in that body corporate, within Article 62 (Sale of a body corporate) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

BNP Paribas S.A., authorized and lead-supervised by the European Central Bank in Frankfurt-am-Main (Germany) and the Autorité de Contrôle Prudentiel et de Résolution in Paris (France), Crédit Agricole Corporate and Investment Bank, authorized and lead-supervised regulated by the European Central Bank (ECB) in Frankfurt-am-Main (Germany) and the Autorité de Contrôle Prudentiel et de Résolution (ACPR) in Paris (France), J.P. Morgan Securities plc, authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority the United Kingdom, J.P. Morgan Securities LLC, subject to regulatory supervision by a variety of US regulators including the Federal Reserve Bank, the SEC, FINRA, NYSE, CBOE and other exchanges and state regulatory organizations in the United States, Lazard Frères S.A.S., and Société Générale, authorized and supervised by the European Central Bank (ECB) and the Autorité de Contrôle Prudentiel et de Résolution (the French Prudential Control and Resolution Authority) (ACPR) and regulated by the Autorité des Marchés Financiers (the French financial markets regulator) (AMF) (each a “Parent Financial Advisor”, and together the “Parent Financial Advisors”). The Parent Financial Advisors are the financial advisors to Parent and to no one else in connection with the Offers and will not regard any other person as their client in relation to the Offers. The Parent Financial Advisors are not responsible to anyone other than Parent for providing the protections afforded to their clients, nor for providing advice in connection with the Offers. The Parent Financial Advisors were not requested to, and did not, render an opinion with respect to the fairness of the Offers or any consideration to be paid in the Offers, including the Offer Price, or as to valuation or otherwise. The Parent Financial Advisors have not recommended any specific Offer Price to Parent or Purchaser or their respective directors, shareholders, creditors or other relevant parties.

Svenska Handelsbanken AB (publ) which is authorized and regulated by the Swedish Financial Supervisory Authority in Sweden (the “Atlas Financial Advisor”), is the financial advisor to Atlas and to no one else in connection with the Offers and will not regard any other person as its client in relation to the Offers. The Atlas Financial Advisor is not responsible to anyone other than Atlas for providing the protections afforded to its clients, nor for providing advice in connection with the Offers. The Atlas Financial Advisor was not requested to, and did not, render an opinion with respect to the fairness of the Offers or any consideration to be paid in the Offers, including the Offer Price, or as to valuation or otherwise. The Atlas Financial Advisor has not recommended any specific Offer Price to Parent or Purchaser or their respective directors, shareholders, creditors or other relevant parties.

Special notice to Shareholders in the United States

US Holders, as defined in Rule 14d-1 of the Exchange Act (“US Holders”), of SDRs are advised that the SDRs are not registered under the US Securities Act of 1933, as amended. The Offers are being made in the United States in accordance with US federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act, subject to the exemptions provided by Rule 14d-1(d) (the “Tier II Exemptions”) under the Exchange Act, and otherwise in accordance with the requirements of Swedish law. Accordingly, the Offers are subject to disclosure and other procedural requirements, including with respect to notice of extensions, withdrawal rights, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law, and certain rules applicable to US tender offers made in the United States do not apply. Accordingly, US Holders of SDRs are advised of the risk that they may not be afforded the same rights under US federal securities laws by participating in the Swedish Offer. US Holders are encouraged to consult with their own advisors regarding the Offers.

As permitted under the Tier II Exemptions, notices of extensions of the Offers and the settlement of the Offers are based on the applicable Swedish and Luxembourg law provisions which differ from the extension and settlement procedures customary in the United States, particularly with regards to the time when notice must be given and payment of the consideration is rendered, respectively. The Offers, which are subject to Swedish law and Luxembourg law, are being made to holders of Common Shares and holders of SDRs in accordance with the applicable United States securities laws, and the exemptions applicable thereunder, in particular the Tier II Exemptions.

It may be difficult for US Holders or other Shareholders participating in the Swedish Offer to enforce their rights and any claims they may have arising under the US federal or state securities laws in connection with the Swedish Offer, since the Company and Atlas are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US Holders may not be able to sue the Company or Atlas or their respective officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel the Company or Atlas and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a US court.

To the extent permissible under applicable law and regulations, including Rule 14e-5 under the Exchange Act, Atlas and its affiliates or brokers (acting as agents for Atlas or its affiliates, as applicable) may from time to time after the date hereof directly or indirectly purchase or arrange to purchase SDRs outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such Shares, other than pursuant to the Offers, during the period in which the Offers remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In addition, the financial advisors to Parent and/or the Atlas Financial Advisor may also engage in ordinary course trading activities in securities of the Company, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law, including Rule 14e-5 under the Exchange Act. Any information about such purchases will be announced to US Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or US law, rules or regulations.

THE OFFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFERS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PRESS RELEASE OR WHETHER THE CONTENT IN THIS PRESS RELEASE IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE IN THE UNITED STATES.